United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition.

Included below is a release of financial information mailed to stockholders on November 6, 2008. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of September 30, 2008, and was previously included in the Company’s third quarter Form 10-Q report filed on October 30, 2008.

Message from the President, CEO and Chairman of the Board

Kansas City Life Insurance Company recorded a net loss of $15.2 million or $1.30 per share for the third quarter ended September 30, 2008, principally due to net realized losses on investments totaling $29.3 million or $19.0 million after tax. The loss for the quarter compares to net income of $9.1 million or $0.77 per share for the third quarter one year earlier. The net loss for the nine months totaled $9.9 million or $0.85 per share. Excluding the impact of net realized losses on investments, net earnings after tax were $3.9 million for the quarter and $14.5 million through the nine months. This compares to $8.3 million and $25.0 million for the same periods in 2007, respectively.

The net realized loss for the quarter was the result of the broad and deep economic downturn that has reduced the value of virtually all financial assets, heightened by the recent default and regulatory takeover of high-profile federal agencies and financial institutions. Specifically, Kansas City Life wrote-down $32.5 million in securities during the quarter, resulting in a net impact of $20.0 million on earnings after taxes and the effect on deferred acquisition costs. Kansas City Life has historically maintained an exceptionally strong capital position and a well diversified investment portfolio to persist through economic cycles. While diversification is a key to mitigating investment risk, it also requires exposure to broad sectors of the economy and general market risks. The continuing strength of the Company’s capital and asset quality, along with diversification and other elements of the risk management processes employed, provide the basis for Kansas City Life to persevere through this cycle of economic uncertainty and to take advantage of opportunities offered through such periods.

In spite of the investment climate, insurance revenues improved in both the quarter and nine months due to increases in new premiums in several product lines. Total new premiums increased 21% for the quarter, including a 9% increase in individual life sales, a 41% increase in immediate annuity premiums, a 19% increase in group life insurance sales and a 22% increase in new group accident and health premiums. New deposits on both universal life and variable universal life products increased 4%, while deposits from fixed deferred annuities declined 25% and variable annuities declined 15%. Renewal premiums and renewal deposits both increased 1% in the third quarter, reflecting the impact of increased new sales in prior periods.

Total new premiums increased 23% for the nine-month period, including a 7% increase in individual life sales, a 64% increase in immediate annuities, a 45% increase in group life insurance sales, and a 7% increase in new group accident and health premiums. New deposits for the nine months were mixed. New universal life deposits decreased 7% and new fixed deferred annuity sales declined 13%, while total new variable product sales increased 4% on the strength of increased new variable annuities. Renewal premiums decreased 1% and renewal deposits declined 5% for the nine months. The Company continues to focus significant efforts on recruiting new agents and general agents and has focused more resources directly in the field to assist with the sales efforts.

Reduced investment assets for the comparative periods was the primary reason for a decline in net investment income of 5% and 4% in the third quarter and nine months, respectively, from the prior year. Meanwhile, policyholder benefits increased 5% in the third quarter and 6% for the nine months, primarily due to an increase in group accident and health benefits and increased reserves from the greater sale of immediate annuities. Partially offsetting these unfavorable changes, death benefits, individual life surrenders and interest credited to policyholder account balances all declined in the third quarter. Operating expenses increased $4.6 million in the third quarter and $5.1 million in the nine months, primarily reflecting changes in accrued employee benefit costs and salaries.

On October 27, 2008, the Kansas City Life Board of Directors declared a quarterly dividend of $0.27 per share, payable on November 11, 2008 to stockholders of record on November 6, 2008.

In spite of being in the downward trend of the current economic cycle, Kansas City Life continues to maintain a steady course. The Company is well capitalized, has no long-term debt obligations, has strong asset quality, and ample cash flow and external liquidity resources. Further, the Company remains deeply committed to providing Security Assured to existing and many future generations of prospective policyholders.

Consolidated
Balance Sheets
(Thousands)
	September 30	December 31
	2008	2007
	(Unaudited)
Assets
Investments:
Fixed maturity securities available
for sale, at fair value	$2,411,628	$2,631,073
Equity securities available
for sale, at fair value	47,824	59,149
Mortgage loans	444,920	450,148
Short-term investments	30,225	36,522
Other investments	188,992	188,852
Total investments	3,123,589	3,365,744

Cash	7,922	12,158
Deferred acquisition costs	254,039	217,512
Value of business acquired	77,866	73,517
Other assets	278,704	262,784
Separate account assets	315,430	420,393
Total assets	$4,057,550	$4,352,108

Liabilities
Future policy benefits	$852,942	$851,823
Policyholder account balances	2,041,165	2,087,419
Notes payable	7,555	10,400
Income taxes	—	40,300
Other liabilities	263,291	257,372
Separate account liabilities	315,430	420,393
Total liabilities	3,480,383	3,667,707

Stockholders’ equity
Common stock	23,121	23,121
Additional paid in capital	33,646	30,244
Retained earnings	760,840	780,133
Accumulated other
comprehensive loss	(93,575)	(19,811)
Treasury stock	(146,865)	(129,286)
Total stockholders’ equity	577,167	684,401
Total liabilities and equity	$4,057,550	$4,352,108

Consolidated
Statements of Income (Unaudited)
(Thousands, except share data)
	Quarter ended		Nine Months ended
	September 30		September 30
	2008	2007	2008	2007
Revenues
Insurance revenues:
Premiums	$44,861	$43,044	$134,810	$131,024
Contract charges	27,227	28,058	81,054	83,238
Reinsurance ceded	(13,279)	(13,193)	(39,485)	(40,532)
Total insurance revenues	58,809	57,909	176,379	173,730
Investment revenues:
Net investment income	44,337	46,869	136,416	142,624
Realized investment gains (losses)	(29,295)	1,339	(37,584)	6,501
Other revenues	4,241	2,674	9,489	8,848
Total revenues	78,092	108,791	284,700	331,703

Benefits and expenses
Policyholder benefits	43,783	41,649	134,855	126,635
Interest credited to policyholder
account balances	21,742	22,614	65,119	68,119
Amortization of deferred acquisition costs
and value of business acquired	10,727	10,961	29,464	29,460
Operating expenses	25,282	20,638	70,842	65,764
Total benefits and expenses	101,534	95,862	300,280	289,978

Income (loss) before income tax expense (benefit)	(23,442)	12,929	(15,580)	41,725

Income tax expense (benefit)	(8,264)	3,798	(5,681)	12,476

Net income (loss)	$(15,178)	$9,131	$(9,899)	$29,249

Per common share:
Net income (loss), basic and diluted	$(1.30)	$0.77	$(0.85)	$2.47

Cash dividends	$0.27	$0.27	$0.81	$2.81

Consolidated
Statements of Cash Flows (Unaudited)
(Thousands)
	Nine Months ended
	September 30
	2008	2007

Operating activities
Net cash provided (used)	$(3,991)	$3,716

Investing activities
Purchases of investments:
Fixed maturity securities	(198,806)	(191,568)
Equity securities	(8,204)	(2,871)
Mortgage loans	(34,598)	(50,399)
Real estate	(24,541)	(2,465)
Other investment assets	—	(21,995)
Sales of investments:
Fixed maturity securities	28,523	32,856
Equity securities	5,718	3,481
Other investment assets	30,585	25,013
Maturities and principal paydowns
of investments	243,927	283,940
Net additions to
property and equipment	(102)	(630)
Proceeds from sale of
non insurance affiliate	—	10,104
Net cash provided	42,502	85,466

Financing activities
Net repayment of borrowings	(2,845)	(6,000)
Deposits on policyholder account
balances	147,374	154,914
Withdrawals from policyholder
account balances	(185,195)	(227,562)
Net transfers from separate accounts	13,864	11,391
Change in other deposits	7,626	19,725
Cash dividends to stockholders	(9,394)	(33,275)
Net acquisition of treasury stock	(14,177)	(1,235)
Net cash used	(42,747)	(82,042)

Increase (decrease) in cash	(4,236)	7,140
Cash at beginning of year	12,158	3,908

Cash at end of period	$7,922	$11,048

Notes

•

These interim financial statements are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results and are included in the Company's Form 10-Q as filed with the Securities and Exchange Commission. Please refer to the Company's Form 10-Q and the Company's Annual Report on Form 10-K at www.kclife.com.

•

Comprehensive income (loss) was $(37.6) million and $19.7 million for the third quarters and $(83.7) million and $18.6 million for the nine months ended September 30, 2008 and 2007, respectively. This varies from net income largely due to unrealized gains or losses on investments.

•

Net income per common share was based upon the average number of shares outstanding of 11,518,053 and 11,842,494 for the third quarters and 11,605,979 and 11,851,906 for the nine months ended September 30, 2008 and 2007, respectively.

•	Cash dividends include a one-time special dividend of $2.00 per share, paid on February 13, 2007.

•	Certain immaterial amounts in prior years have been reclassified to conform with the current year presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By:	/s/ William A. Schalekamp

William A. Schalekamp,

Senior Vice President,

General Counsel & Secretary

November 6, 2008

(Date)